Ex.(a)(1)(G)

Chairman’s Letter
8 December 2006

Dear Rinker Shareholder,

CEMEX recently sent you a Bidder’s Statement, which included an Offer to acquire all of your Rinker Shares for US$13.00 per share (equivalent to A$16.531) and any Rinker ADSs for US$65.00 per ADS (each Rinker ADS represents five Rinker Shares).

Although the Offer price is in US dollars, you may elect to have it converted into, and then paid to you in, Australian dollars.

On 6 November 2006, Rinker made an application to the Takeovers Panel seeking an order to set aside certain modification instruments issued by ASIC and a declaration of unacceptable circumstances concerning how the Offer proposed to convert US dollars to Australian dollars.

After considering Rinker’s application and submissions from Rinker, CEMEX and ASIC, the Takeovers Panel:
•
revised the modification instruments issued by ASIC, including, as part of the resolution of the Takeovers Panel’s concerns, to permit variations to the Offer to change the currency conversion process set out in the Bidder’s Statement relating to the exchange rate that will be available to you if, when accepting the Offer, you elect to have the consideration under the Offer converted into, and then paid to you in, Australian dollars;

•
required CEMEX to make further disclosure concerning exchange rate risk and certain other matters relevant to conversion of the Offer price into Australian dollars because the Takeovers Panel considered that the existing disclosure on these issues was inadequate and it was minded to make a declaration of unacceptable circumstances and orders if its concerns were not adequately addressed by CEMEX; and

•
required CEMEX to make further disclosure concerning the availability of withdrawal rights for Rinker Shareholders because the Takeovers Panel considered that the existing disclosure on these issues was inadequate and it was minded to make a declaration of unacceptable circumstances and orders if its concerns were not adequately addressed by CEMEX.

The accompanying Statement is a corrective statement which addresses these deficiencies with, and changes to, the Bidder’s Statement.

In addition to these further disclosures and variation to the Offer terms, the accompanying Statement includes notice that the Offer Period has been extended to 7pm (Sydney time) on 31 January 2007 and an update on certain matters that have occurred since the Bidder’s Statement was lodged with ASIC on 30 October 2006.

CEMEX believes the Offer for Rinker is compelling for you as a shareholder. I encourage you to read the accompanying Statement in its entirety. It includes corrections to certain information in the Bidder’s Statement. I also encourage you to read the instructions on the enclosed Share Acceptance Form (for Rinker Shares) or ADS Letter of Transmittal (for Rinker ADSs). These documents have been updated to reflect the variations to the Offer terms. If you have already accepted the Offer, you do not need to resubmit these documents. If you change your mind about accepting the Offer (or your currency election), you may be able to withdraw your acceptance under the terms of the Offer (see Section 1.3 of the accompanying Statement for a discussion of your withdrawal rights).

Yours faithfully,

/s/ Lorenzo H. Zambrano
Lorenzo H. Zambrano
Chairman and Chief Executive Officer
CEMEX, S.A.B. de C.V.

1.
Based on an exchange rate of A$1.00 to US$0.7863 which represents the average of the WM/Reuters Intraday Mid Spot Rates on 6 December 2006. See Section 1.2 of this Statement for a discussion of currency exchange rates and exchange rate risk.

CEMEX First Supplementary Bidder's Statement    1

                     CEMEX Australia Pty Ltd ACN 122 401 405
                 a wholly-owned subsidiary of CEMEX, S.A.B. de C.V.

First Supplementary
Bidder’s Statement

This is a supplementary bidder’s statement under section 643 of the Corporations Act and a notice under sections 630(2), 630(4) and 650D of the Corporations Act. It is the first supplementary bidder’s statement issued by Bidder in relation to its off-market takeover bid for Rinker.
This document (Statement) supplements and is to be read together with the Bidder’s Statement dated 30 October 2006 issued by Bidder. This Statement will prevail to the extent of any inconsistency with the Bidder’s Statement.

A copy of this Statement was lodged with ASIC on 8 December 2006. Neither ASIC nor any of its officers takes any responsibility for the contents of this Statement.
Words and phrases defined in the Bidder’s Statement have the same meaning in this Statement, unless the context requires otherwise.
Information contained in or otherwise accessible from any website referred to in this Statement is not part of this Statement.

1.	Payment of Offer consideration

1.1	Variation of Offer - currency election

Bidder gives notice that it varies the Offer by replacing the currency election provisions set out in Section 8.8(d) of the Bidder’s Statement (which should now be disregarded) with the new provisions set out below under the heading “Currency election”.

The new provisions will be relevant to you if you are a Rinker Securityholder who, when accepting the Offer, may want to elect to have your consideration under the Offer converted into, and then paid to you in, Australian dollars (or if by reason of you not making a valid currency election, you are a Rinker Shareholder in respect of whom this would occur), and include a change to:

•	confirm that Bidder will pay any charges associated with such conversions; and

•
the exchange rate that will be used for such conversions. The exchange rate was previously to be based on the rate obtainable by the relevant payment agent on the spot market at approximately noon on the date consideration under the Offer was made available to the payment agent for delivery. The exchange rate is now to be based on the average of the WM/Reuters Intraday Mid Spot Rates during the applicable Exchange Rate Reference Period (these terms are explained in Section 1.1(a) of this Statement).

•
Some of the information presented in the Bidder’s Statement (see Section 1.2(c) of this Statement for further details) has been calculated using the Reserve Bank Mid-Point Rate for illustrative and comparative purposes. The Reserve Bank Mid-Point Rate is an indication of market value only and may differ from exchange rates quoted by foreign exchange dealers and from the WM/Reuters Intraday Mid Spot Rates used to calculate the exchange rate that will be used for the conversion of consideration under the Offer (as set out in Section 1.1(a) of this Statement).

The Takeovers Panel has varied a modification instrument issued by ASIC to allow these variations to be made.

CEMEX First Supplementary Bidder's Statement    2

(a)	Currency election

The consideration under the Offer is priced in US dollars. However, you have the right when accepting the Offer to elect either to receive payment in US dollars or to have the consideration under the Offer converted into, and then paid to you in, Australian dollars.

Provision for and instructions in respect of the currency election are contained in the enclosed Share Acceptance Form (for Rinker Shares) or ADS Letter of Transmittal (for Rinker ADSs). In addition, to the extent you hold Rinker Shares in a CHESS Holding, the currency election can be made by instructing your Controlling Participant to make such an election on your behalf. You should disregard the description of the currency conversion process in the Share Acceptance Form or ADS Letter of Transmittal that was sent to you with the Bidder’s Statement to the extent that it is inconsistent with the description set out in this Section 1.1. However, if you have already accepted the Offer, you do not need to resubmit these documents.

If you accept the Offer but do not make a valid currency election, you will receive payment of consideration under the Offer in US dollars for your Rinker Securities except to the extent you are a Rinker Shareholder and your address, as recorded in Rinker’s register of members, is an Australian address, in which case consideration under the Offer for your Rinker Shares will be converted into, and then paid to you in, Australian dollars.

You may only make one currency election for your Rinker Securities.

If, when accepting the Offer, you elect to have your consideration under the Offer converted into, and then paid to you in, Australian dollars (or if by reason of you not making a valid currency election, you are a Rinker Shareholder in respect of whom this would occur), Bidder will pay any charges associated with such conversion, and the exchange rate at which your consideration under the terms of the Offer will be converted into Australian dollars will be the average of the WM/Reuters Intraday Mid Spot Rates during the period (each an Exchange Rate Reference Period):

•
if you accept (and do not withdraw) the Offer before the date it is declared unconditional, commencing on the date the Offer is declared unconditional and ending three Business Days prior to the date you are paid under the Offer; or

•
if you accept (and do not withdraw) the Offer on or after the date it is declared unconditional, commencing on the date your acceptance is received by the Australian Registry (for Rinker Shares) or the US Depositary (for Rinker ADSs) and ending three Business Days prior to the date you are paid under the Offer.

See Sections 8.8(a) and (b) of the Bidder’s Statement for information on when you will be paid. Bidder may (but is not obliged to) pay you earlier than the last day by which payment must be made as specified in these sections.

CEMEX will provide the required amounts of Australian dollars to the relevant payment agent based upon the exchange rate described above.

WM/Reuters Intraday Mid Spot Rates means the A$ to US$ mid rates calculated hourly by The WM Company from 6am to 10pm (London time) on each weekday (excluding certain public holidays when no calculations are made) based on information sourced from Reuters Group PLC. The WM Company has been a provider of currency spot rates since 1993 based on information primarily sourced from Reuters Group PLC and currently provides spot rate coverage for 157 currencies against US dollars, British pounds and the euro. Further information about The WM Company can be obtained from its website at www.wmcompany.com.

CEMEX First Supplementary Bidder's Statement    3

Information on WM/Reuters Intraday Mid Spot Rates is available on a subscription basis from a number of data distributors, including Bloomberg, Reuters and The WM Company. From the date on which Bidder gives notice of its intention to terminate the US Withdrawal Rights (see Section 1.3 of this Statement), CEMEX will publish an average of the WM/Reuters Intraday Mid Spot Rates for each day on its website (www.cemex.com).

See Section 1.2 of this Statement for a discussion of exchange rates and exchange rate risk. In all cases, fluctuations in exchange rates are at the risk of Rinker Securityholders who are to receive payment of consideration under the Offer in Australian dollars. Bidder shall have no responsibility with respect to the payment of consideration under the Offer other than to make payment in accordance with Section 8.8 of the Bidder’s Statement (as amended by these variations).

(b)	Summary of the Offer and other important information - replacement

As a result of the above variations, you should disregard the answer on page 1 of the Bidder’s Statement to the question “What is the Offer price?” and instead refer to the following answer:

What is the Offer price?
Bidder is offering to acquire all your Rinker Shares for US$13.00 per share and all your Rinker ADSs for US$65.00 per ADS (less any applicable withholding taxes and without interest) on the terms and conditions set out in Section 8 of the Bidder’s Statement (as varied by Section 1.1(a) of this Statement).

Although the Offer price is in US dollars, you may elect to have it converted into, and then paid to you in, Australian dollars at an exchange rate calculated in the manner described in Section 1.1(a) of this Statement. If you do not make a valid election, you will receive payment of the Offer price in US dollars for your Rinker Securities unless you are a Rinker Shareholder with a registered address in Australia, in which case the Offer price for your Rinker Shares will be converted into Australian dollars.

(c)	Compulsory acquisition
If Bidder acquires relevant interests in 90% or more of Rinker Shares and is entitled to proceed to compulsory acquisition of the remaining Rinker Shares under the Corporations Act, it intends to do so.

If your Rinker Shares are to be acquired compulsorily, Bidder will send a compulsory acquisition notice to you and will be required by section 661C of the Corporations Act to acquire your Rinker Shares on the terms that applied to the acquisition of Rinker Shares under the Offer immediately before:

•	the compulsory acquisition notice is given if it is given before the end of the Offer Period; and

•	the end of the Offer Period if it is not.

Bidder intends to extend to you the right to elect either to receive the consideration to which you are entitled on compulsory acquisition in US dollars or to have the payment converted into, and then paid in, Australian dollars. Provision for and instructions in respect of the currency election will be contained in the compulsory acquisition notice.

CEMEX First Supplementary Bidder's Statement    4

If you do not make a valid currency election, payment of the consideration to which you are entitled on compulsory acquisition of your Rinker Shares will be made in US dollars except to the extent you are a Rinker Shareholder and your address, as recorded in Rinker’s register of members, is an Australian address, in which case the consideration for your Rinker Shares will be converted into, and then paid in, Australian dollars.

If you elect to have your consideration on compulsory acquisition converted into, and then paid in, Australian dollars (or if by reason of you not making a valid currency election, you are a Rinker Shareholder in respect of whom this would occur), Bidder will pay any charges associated with such conversion, and the exchange rate at which consideration will be converted into Australian dollars will be the average of the WM/Reuters Intraday Mid Spot Rates during the period commencing on:

•	the last day of the Offer Period; or

•	if compulsory acquisition notices are given before the last day of the Offer Period, on the date they are given,

and ending three Business Days prior to the date Bidder makes payment in accordance with the compulsory acquisition provisions of the Corporations Act.

1.2	Discussion of currency exchange rates and exchange rate risk.

As a result of the variations in Section 1.1 of this Statement and further disclosure required by the Takeovers Panel, you should disregard Section 7.1 of the Bidder’s Statement and consider instead the following.

(a)	Offer priced in US dollars

In Rinker’s annual report for the year ended 31 March 2006, Rinker’s directors stated that they believe US dollar reporting represents the best measure of overall Rinker group performance. In recognition of this and consistent with the location of the majority of Rinker’s assets, CEMEX has priced the Offer in US dollars.

When accepting the Offer, you may elect to have the Offer price converted from US dollars into Australian dollars. The actual amount of Australian dollars received as a result of a currency election will depend upon the WM/Reuters Intraday Mid Spot Rates during your Exchange Rate Reference Period.

If you elect to have the Offer consideration converted into, and then paid to you in, Australian dollars, you should be aware that the WM/Reuters Intraday Mid Spot Rates prevailing at the time you make your currency election may be different from the WM/Reuters Intraday Mid Spot Rates during your Exchange Rate Reference Period.

CEMEX First Supplementary Bidder's Statement    5

The chart below shows the movements which have occurred in the Reserve Bank Mid-Point Rate and the daily average of the WM/Reuters Intraday Mid Spot Rates between 1 April 2003 (the day after Rinker Shares were first listed on ASX) and 6 December 2006. You should note that the table reflects historical rates only and is not intended to imply the future direction of US dollar to Australian dollar exchange rates.

— Reserve Bank Mid-Point Rate
— Daily average of WM/Reuters Intraday Mid Spot Rates

1. Average of the WM/Reuters Intraday Mid Spot Rates on 6 December 2006.

Although each Rinker Securityholder who accepts the Offer will be paid the Offer price of US$13.00 for each of their Rinker Shares (or US$65.00 for each of their Rinker ADSs), if there were to be a significant change in the value of the US dollar compared to the Australian dollar, this may have an impact on the value of the Offer price to you (in Australian dollar terms). If the US dollar appreciated against the Australian dollar, the value of the Offer price may be higher in Australian dollar terms. If, instead, the US dollar depreciated against the Australian dollar, the value of the Offer price may be lower in Australian dollar terms.

If, when accepting the Offer, you elect to have the Offer price converted into, and then paid to you in, Australian dollars then, as a result of fluctuations in WM/Reuters Intraday Mid Spot Rates, you may receive a different amount in Australian dollars for each of your Rinker Securities than the amount received by Rinker Securityholders who are subject to different Exchange Rate Reference Periods because they accepted the Offer at different times from when you accepted the Offer. Rinker Securityholders whose acceptances are received by the Australian Registry or US Depositary (as applicable) on the same day will be paid on the same day and, to the extent they are to have consideration under the Offer converted into, and then paid to them in, Australian dollars, the Exchange Rate Reference Period applicable to them will be the same and, therefore, conversion will be made at the same exchange rate.

CEMEX First Supplementary Bidder's Statement    6

An averaging of WM/Reuters Intraday Mid Spot Rates will assist in smoothing the potential impact that exchange rate fluctuations will have on the amount of Australian dollars you are paid under the Offer. However, the shorter an Exchange Rate Reference Period the greater the impact that exchange rate fluctuations on a particular day will have on the calculation of the average of the WM/Reuters Intraday Mid Spot Rates during that period. It is not possible to determine the precise length of your Exchange Rate Reference Period because that will depend on when you accept the Offer and when consideration under the Offer is paid to you. In particular, you should note that:

•
Bidder may pay you earlier than the last day by which payment must be made as specified in Sections 8.8(a) and (b) of the Bidder’s Statement[1], and earlier payment by Bidder will shorten the Exchange Rate Reference Period from that which would have otherwise applied had Bidder paid you on that last day. A shorter Exchange Rate Reference Period may result in a positive or negative effect on the exchange rate determined by reference to that period in accordance with Section 1.1(a) of this Statement, depending on the extent and magnitude of exchange rate fluctuations during that period.

•
A Rinker Securityholder whose acceptance is received by the Australian Registry or US Depositary (as applicable) on a particular day may have a longer or shorter Exchange Rate Reference Period applicable to him or her than another Rinker Securityholder whose acceptance is received on a different day, depending on how soon after their respective acceptances Bidder makes payment to each of them.

The potential for CEMEX’s own trading in Australian dollars to contribute to exchange rate fluctuations is discussed in Section 1.5 of this Statement.

(b)	Receipt of payments under the Offer

If you would like to accept the Offer, you should ensure that you are able to receive payment of the Offer price in the currency (US dollars or Australian dollars) in which you wish to receive it. (See Section 1.4 of this Statement for information about making your own arrangements to convert US dollars into Australian dollars.)

Similarly, if you are a beneficial owner of Rinker Securities registered in the name of a broker or other nominee and would like your nominee to accept the Offer for your Rinker Securities, you should confirm that it has the facilities to receive payment of the Offer price (and transfer that payment to you) in the currency (US dollars or Australian dollars) in which you wish to receive it.

1.	Section 8.8(a) of the Bidder’s Statement provides:
“Subject to this Section 8.8 and the Corporations Act, if you accept this Offer and the Defeating Conditions are fulfilled or waived, Bidder will pay you the consideration for your Rinker Securities under this Offer on or before the earlier of:
(i)
the day that is one month after the date of your acceptance or, if at the time of your acceptance this Offer is subject to a Defeating Condition, one month after any contract resulting from your acceptance of this Offer becomes, or is declared, unconditional; and

(ii)	the day that is 21 days after the end of the Offer Period.
No interest will be payable on the consideration for your Rinker Securities under this Offer.” Section 8.8(b) specifies when payment will be made if additional documents are required from you

CEMEX First Supplementary Bidder's Statement    7

(c)	Impact of currency exchange rate movements on information presented in the Bidder's Statement

Some of the information presented in the Bidder’s Statement, including the Australian dollar equivalent of the Offer price and premia represented by the Offer price (see the Chairman’s Letter in, and pages 1, 6, 8 and 13 of, the Bidder’s Statement), has been calculated using an exchange rate of US$1.00 to A$0.7645, which represents the Reserve Bank Mid-Point Rate on 27 October 2006.

This information is sensitive to changes in the value of the US dollar compared to the Australian dollar.

The analysis below sets out the potential impact on this information from these changes. Care should be taken in interpreting this analysis as it treats exchange rate fluctuations in isolation of any other events, whereas in many cases other events may have a cumulative or offsetting impact. This analysis is not intended to imply the future direction of US dollar to Australian dollar exchange rates.

As a result of the adoption of the WM/Reuters Intraday Mid Spot Rate as the basis for conversion of US dollars under the Offer (as set out in Section 1.1(a) of this Statement) and to reflect exchange rate movements since 27 October 2006, the analysis below is based on an exchange rate of A$1.00 to US$0.7863, which represents the average of the WM/Reuters Intraday Mid Spot Rates on 6 December 2006. This has resulted in a reduction in the Australian dollar equivalent of the Offer price (from A$17.00 to A$16.53) and the premia represented by the Offer price because of the difference between these rates.

Sensitivity analysis - changes in WM/Reuters Intraday Mid Spot Rates
Variation	(10.0%	)	(5.0%	)	(2.5%	)	0.0%	2.5%	5.0%	10.0%
WM/Reuters Intraday Mid Spot Rate	0.7076		0.7470		0.7666		0.7863[1]	0.8059	0.8256	0.8649
Change in rate	0.0787		0.0393		0.0197		0.0000	0.0196	0.0393	0.0786
Offer price (US$)	13.00		13.00		13.00		13.00	13.00	13.00	13.00
Offer price (A$)	18.37		17.40		16.96		16.53	16.13	15.75	15.03
1-mth VWAP (A$)	14.13		14.13		14.13		14.13	14.13	14.13	14.13
Premium to 1-mth VWAP	30.0%		23.2%		20.0%		17.0%	14.2%	11.4%	6.4%
3-mth VWAP (A$)	13.47		13.47		13.47		13.47	13.47	13.47	13.47
Premium to 3-mth VWAP	36.4%		29.2%		25.9%		22.7%	19.7%	16.9%	11.6%
6-mth VWAP (A$)	14.74		14.74		14.74		14.74	14.74	14.74	14.74
Premium to 6-mth VWAP	24.7%		18.1%		15.1%		12.2%	9.5%	6.9%	2.0%
Previous close[2]	13.39		13.39		13.39		13.39	13.39	13.39	13.39
Premium to previous close	37.2%		30.0%		26.6%		23.5%	20.5%	17.6%	12.3%
Broker target share price	15.62		15.62		15.62		15.62	15.62	15.62	15.62
Premium to broker target share price	17.6%		11.5%		8.6%		5.9%	3.3%	0.8%	(3.7%	)
1 Average of the WM/Reuters Intraday Mid Spot Rates on 6 December 2006.
2 Based on the last traded price of Rinker Shares during normal trading on ASX. Following close of normal trading on 27 October 2006, a wire service carried an article speculating on a takeover bid by CEMEX for Rinker as a result of which the post close ASX auction trading system produced a closing price of A$14.70.

CEMEX First Supplementary Bidder's Statement    8

1.3	Discussion of withdrawal rates

(a)	Summary of withdrawal rights

You have a right to withdraw your acceptance under the terms of the Offer set out in Sections 8.7(a) and 8.9 of the Bidder’s Statement. Three types of withdrawal rights may be available, such that you will be entitled to withdraw your acceptance of the Offer:

1.
at any time prior to the fulfilment or waiver of the Defeating Conditions in Sections 8.6(b), (c) and (d) of the Bidder’s Statement (these relate to CEMEX shareholder approval, Australian foreign investment approval and US antitrust approval, respectively);

2.	pursuant to section 650E of the Corporations Act if you accept the Offer and the Offer is then varied in a way which delays payment to you by more than one month; or

3.	in the circumstances contemplated by Rule 14d-7 under, and section 14(d)(5) of, the US Exchange Act (the US Withdrawal Rights), until such time as Bidder terminates the US Withdrawal Rights in accordance with any exemptive relief granted by SEC, in each case, by following the procedures set out in Section 8.9 of the Bidder’s Statement.

The withdrawal rights that may be available to you under the Offer are more extensive than those ordinarily made available under Australian takeover bids because of the availability of the US Withdrawal Rights.

(b)	US Withdrawal Rights

Although the US Withdrawal Rights arise under US law, Bidder has made them available to all Rinker Securityholders irrespective of where they reside.

Rule 14d-7 under the US Exchange Act contemplates an acceptance being withdrawn at any time before the end of the Offer Period.

Section 14(d)(5) of the US Exchange Act contemplates an acceptance, for which payment has not been made, being withdrawn at any time after 60 days from the commencement of the Offer (i.e. at any time after 13 January 2007).

Bidder has sought exemptive relief from SEC to permit Bidder, at its option, to terminate the US Withdrawal Rights at any time on or after the later of:

•	20 US Business Days following the date of commencement of the Offer (i.e. 12 December 2006); and

•
the day on which the Offer becomes wholly unconditional or wholly unconditional except for Prescribed Occurrences (see Section 8.6(m) of the Bidder’s Statement for a description of Prescribed Occurrences), subject to Bidder giving at least five US Business Days’ notice of its intention to terminate the US Withdrawal Rights (Bidder will not be able to terminate the US Withdrawal Rights without giving such notice).

CEMEX First Supplementary Bidder's Statement    9

(c)	Management of exchange rate risk using withdrawal rights

You may be able to use the withdrawal rights available to you as a limited tool to manage (but not eliminate) exchange rate risk. For example, if you accept the Offer but, as a result of subsequent fluctuations in exchange rates (or for any other reason), you later wish to revisit that acceptance (or revisit the currency election you made at the time of acceptance) you will be able to do so by withdrawing your acceptance at any time withdrawal rights are available to you under the Offer.

However, it is strongly recommended that you proceed on the basis that no withdrawal rights will be available to you after the Offer becomes unconditional or unconditional except for Prescribed Occurrences and, in particular, that no withdrawal rights will be available to you during your Exchange Rate Reference Period. For example, if SEC grants the exemptive relief referred to above in relation to the US Withdrawal Rights and Bidder gives the requisite five US Business Days’ notice of termination, Bidder can terminate the US Withdrawal Rights effective on and from the day the Offer becomes wholly unconditional or wholly unconditional except for Prescribed Occurrences (assuming that date is later than 12 December 2006), and in these circumstances the US Withdrawal Rights will not be available for any meaningful period during your Exchange Rate Reference Period (although it is technically possible that withdrawal rights may be available to some Rinker Securityholders under section 650E of the Corporations Act).

Although a withdrawal cannot be rescinded, you could accept the Offer again by following one of the procedures for acceptance described in Section 8.3 of the Bidder’s Statement (as applicable) at any time prior to the end of the Offer Period.

1.4	Can I make my own arrangements to convert US dollars into Australian dollars?

If you elect to receive your Offer consideration in US dollars, you will receive a US dollar-denominated cheque for the relevant amount drawn on Citibank, N.A. You could then make your own arrangements to convert this amount into Australian dollars; however, the conversion rate that is available to you may differ from the conversion rate that would have applied if you had elected, when accepting the Offer, to have your Offer consideration converted into, and then paid to you in, Australian dollars.

If you have an Australian dollar-denominated bank account, your bank (or other financial institution) may be prepared to accept a US dollar-denominated cheque as a deposit into your account with them. In addition to confirming with your bank (or other financial institution) that it is willing to accept such deposits you should also ask it to confirm:

•	the amount of any fees that it will charge you for making such a deposit;

•	how long it is likely to take to clear the deposit and credit cheque proceeds to your account; and

•	the rate and time at which US dollar cheque proceeds will be converted into Australian dollars.

CEMEX First Supplementary Bidder's Statement    10

1.5	CEMEX's foreign exchange strategies

CEMEX will implement the most appropriate foreign exchange strategies in connection with the Offer, taking into account all relevant circumstances, to ensure the necessary Australian dollars are acquired to fulfil all Australian dollar payment obligations under the Offer, with the objective of minimising the potential impact such acquisitions may have on Australian dollar exchange rates.

Citigroup and JPMorgan have been retained by CEMEX as its financial advisers in relation to the Offer, including to advise and assist with currency exchange issues. Citigroup and JPMorgan are highly regarded and experienced participants in the Australian dollar currency markets. CEMEX retains the right to execute its foreign exchange strategies through its financial advisers or through any other institutions it deems appropriate.

A broad range of foreign exchange strategies are available to CEMEX, which may include:

•
(Call options) CEMEX may purchase call options that give it the right to acquire Australian dollars from a counterparty for an agreed rate on the date(s) stipulated in each call option. These may include “deal contingent” options in which a premium will only be payable for the option if it is exercised. CEMEX may also establish option spreads by purchasing or selling options over Australian dollars at different rates.

•
(Advance purchases) CEMEX may purchase Australian dollars in advance of the dates on which payment of consideration is expected to be required either prior to or during any Exchange Rate Reference Periods.

It is possible that the implementation of foreign exchange strategies by CEMEX may not be effective such that they cause or contribute to exchange rate fluctuations. Currency speculators may also cause or contribute to exchange rate fluctuations should they take positions in the Australian dollar based on their opinions as to what CEMEX’s foreign exchange strategies are likely to be and how and when they are likely to be implemented.

Exchange rate fluctuations may have an adverse impact on Rinker Securityholders particularly if the period in which these fluctuations occur coincides with:

•	for a Rinker Securityholder who elects to have Offer consideration converted into Australian dollars under the currency election option, the applicable Exchange Rate Reference Period; or

•
for a Rinker Securityholder who elects to have Offer consideration paid in US dollars and then make his or her own arrangements to convert this amount into Australian dollars, the period when conversion is made.

CEMEX will take into account all relevant circumstances in determining the actual foreign exchange strategies to be implemented by it, including its desire to minimise the impact that the implementation of its strategies may have on Australian dollar exchange rates.

CEMEX First Supplementary Bidder's Statement    11

2.	Acquisition of Rinker Securities Outside the Offer

In Section 2.6(c) of the Bidder’s Statement, Bidder reserved the right to purchase, or cause an affiliate to purchase, Rinker Shares outside the Offer at any time during the Offer Period, subject to applicable laws and it obtaining a grant of exemptive relief by SEC.

Bidder has now undertaken to the Takeovers Panel, in its own right and for and on behalf of CEMEX and every other associate of Bidder, that it, its associates and any other person acting for the account or benefit of Bidder or its associates will not purchase or arrange to purchase Rinker Securities for Australian dollars outside the bid during the bid period.

Bidder has no current intention to purchase Rinker Shares for Australian dollars on ASX and applicable law currently prevents it from doing so. Bidder is seeking exemptive relief from SEC and, if that relief were granted, Bidder would have the right to purchase Rinker Shares outside the bid, subject to compliance with applicable law, including, without limitation, the conditions to that relief and sections 606 and 623 of the Corporations Act. If Bidder sought to exercise this right, it would only make such purchases in US dollars.

3.	Offer Period

3.1	Variation of Offer - extension of Offer Period

Bidder gives notice that it varies the Offer by extending the Offer Period until 7pm (Sydney time) on 31 January 2007 / 3am (New York time) on 31 January 2007.

This variation has the effect of postponing, for more than one month, the time when Bidder must meet its obligations for Rinker Securityholders who have already accepted the Offer. As a result, under section 650E of the Corporations Act such Rinker Securityholders may withdraw their acceptance of the Offer by giving notice within one month beginning on the day after the day on which they first receive a copy of this Statement.

Rinker Securityholders who withdraw their acceptance must return any consideration received for accepting the Offer. See Section 8.9 of the Bidder’s Statement for instructions on how to withdraw an acceptance of the Offer.

If a Rinker Securityholder withdraws an acceptance of the Offer in this manner, Bidder must:

•
return to the Rinker Securityholder any documents that were sent to Bidder with the acceptance of the Offer within 14 days after the day it is given the withdrawal notice and any consideration is returned; and

•
in the case of CHESS Holdings of Rinker Shares, transmit to ASTC a Valid Message that authorises the release of those securities from the Offer Accepted Subposition in which the Holding has been reserved.

(Words defined in the ASTC Settlement Rules have the same meaning when used in this Section, unless the context requires otherwise.)

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3.2	New date for notice on the status of the Defeating Conditions

Due to the extension of the Offer Period, the date for giving the notice on the status of the Defeating Conditions required by section 630(1) of the Corporations Act has changed from 19 December 2006 to 23 January 2007 (subject to variation in accordance with section 630(2) of the Corporations Act if the Offer Period is further extended).

As at the date of this Statement, the Offer has not been freed from any Defeating Condition nor, so far as the Bidder knows, has any Defeating Condition been fulfilled other than the Defeating Condition relating to CEMEX shareholder approval (see Section 4.2 of this Statement).

4.	Update on other matters

4.1	Funding arrangements

There have been minor changes to some of the terms of the committed funding arrangements, as summarised below.

(a)	(Acquisition Facility) The Acquisition Facility (described in Section 4.4 of the Bidder’s Statement) has been signed. The differences between the Acquisition Facility as signed, and the indicative terms set out in the Commitment Letter which are material to the bid funding are:

•
BBVA has been appointed an Acquisition Facility Mandated Lead Arranger under the Acquisition Facility in addition to Citigroup Global Markets Limited and The Royal Bank of Scotland plc. A subsidiary of BBVA, BBVA Bancomer, S.A. de C.V. is the Newly Committed Facility Lender (described in Section 4.5 of the Bidder’s Statement). Further information on BBVA can be found in Section 4.5 of the Bidder’s Statement;

•
the Acquisition Facility is available for drawing until (and including) the date falling 364 days after that date, unless that date is not a business day, in which case the Acquisition Facility will be available for drawing until (and including) the immediately prior business day;

•
in addition to the undertakings described in Section 4.4 of the Bidder’s Statement, Cemex España has undertaken not to dispose, and to ensure that none of its subsidiaries dispose, of assets representing more than 5% of the total consolidated assets of Cemex España and its subsidiaries, subject to a number of exceptions; and

•
certain events which were described in the Commitment Letter as events of default (described in Section 4.4(c) of the Bidder’s Statement) are only an event of default if the event has, or is reasonably likely to have, a material adverse effect on the business of CEMEX or any of its subsidiaries (taken as a whole), the rights of the finance parties or the ability of any obligor to perform its payment obligations under the Acquisition Facility.

(b)	(Bridge Facility) The parties to the Bridge Facility have agreed that the Bridge Facility shall be entered into on or before 21 December 2006 or such later date as agreed between them. The Bridge Facility shall be available for drawing at any time until the earlier of:

(i)	21 December 2007 (or such later date agreed between the parties); and

(ii)	364 days after the entry into the facility.

The other conditions to drawing as described in Section 4.6 of the Bidder’s Statement remain unchanged.

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4.2	CEMEX shareholder approval

On 7 December 2006 a general meeting of CEMEX shareholders was held at which all resolutions necessary to approve, effect and implement the Offer and the acquisition of Rinker Securities by Bidder or any other CEMEX Group member were duly passed.

Bidder, therefore, gives notice that the Defeating Condition set out in Section 8.6(c) of the Bidder’s Statement has been fulfilled such that the Offer is now free of this condition.

4.3	Update on regulatory matters

(a)	Foreign investment approval - Australia

On 4 December 2006, CEMEX received notice of an interim order made for and on behalf of the Treasurer under section 22 of FATA prohibiting the proposed acquisition of up to all the Rinker Securities by Bidder for a 90-day period that expires on 6 March 2007, to allow the Treasurer more time to examine the proposal. The Treasurer may not require the full 90-day period to complete his examination of the proposal.

(b)	Antitrust approvals - United States

On 30 November 2006, CEMEX received a request from the Antitrust Division for additional information and materials (the Second Request) pursuant to the HSR Act. Issuance of the Second Request suspends the running of the waiting period under the HSR Act until CEMEX has substantially complied with it. Under the HSR Act, the waiting period will expire 10 calendar days after CEMEX has substantially complied with the Second Request (unless the tenth day is a weekend or US public holiday, in which case it will expire on the next US Business Day).

(c)	ACCC

On 20 November 2006, CEMEX received written confirmation from the Australian Competition and Consumer Commission (ACCC) advising that ACCC does not propose to intervene pursuant to section 50 of the Trade Practices Act 1974 (Cth) in CEMEX’s proposed acquisition of Rinker Securities under the Offer.

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5.	Consent

Citigroup and JPMorgan have given, and have not before the date of this Statement withdrawn, their written consents to be named in this Statement in the form and context in which they have been named.

The WM Company has given, and has not before the date of this Statement withdrawn, its written consent to:

•	be named in this Statement in the form and context in which it has been named; and

•
the inclusion of each statement it has made and each statement which is said in this Statement to be based on a statement it has made in the form and context in which the statements have been included, namely the references made to WM/Reuters Intraday Mid Spot Rates in this Statement.

6.	Approval

This Statement has been approved by a resolution passed by the directors of Bidder.

DATED 8 December 2006
SIGNED for and on behalf of CEMEX Australia Pty Ltd

/s/ Hector Medina
Hector Medina
Director

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CEMEX Offer Information Line

                      Within Australia: 1300 721 344 (local call)

Within the US: (866) 244 1296 (for retail investors) or (212) 750 5833 (for banks and brokers)

Elsewhere: +61 3 9415 4344

Please note that, to the extent required by the Corporations Act, calls to these numbers will be recorded.

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